EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in the Annual Report on Form 40-F of FirstService Corporation (the “Company”) of our report dated February 27, 2009 relating to the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 2, 2009